Exhibit 10.1

EIGHTH AMENDMENT
TO THE SCOTTS COMPANY
RETIREMENT SAVINGS PLAN

     WHEREAS, The Scotts Company (“Scotts”) sponsored The Scotts Company Retirement Savings Plan (the “Plan”); and

     WHEREAS, on March 18, 2005 (the “Effective Time”), Scotts consummated the restructuring of Scotts’ corporate structure into a holding company structure by merging Scotts into a wholly-owned second-tier Ohio limited liability company subsidiary, The Scotts Company LLC (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of December 13, 2004 (the “Merger Agreement”), by and among Scotts, The Scotts Miracle-Gro Company (“Scotts Miracle-Gro”) and the Company; and

     WHEREAS, in connection with and as a result of the merger of Scotts into the Company, the Company assumed, as of the Effective Time, the Plan and all obligations and liabilities of Scotts thereunder; and

     WHEREAS, Section 11.6 of the Plan provides that the Company may amend the Plan;

     NOW, THEREFORE, effective as of March 18, 2005, the Plan is amended as follows to reflect the Company’s assumption of the Plan:

     1. The title of the Plan is amended to be “The Scotts Company LLC Retirement Savings Plan.”

     2. The first recital of the Plan is amended and restated to read, in its entirety, as follows: WHEREAS, The Scotts Company LLC (the “Company”) sponsors The Scotts Company LLC Retirement Savings Plan (the “Plan”); and

     3. The definition of “Administrative Committee” contained in Section 1 of the Plan is amended and restated to read as follows: “Administrative Committee” means the committee appointed as such by the Company under the provisions of the Plan or, in the absence of such appointment, the Company. The Administrative Committee is the administrator of the Plan within the meaning of Section 3(16) of ERISA.

     4. The definition of “Board of Directors” contained in Section 1 of the Plan is deleted in its entirety.

     5. The definition of “Company” contained in Section 1 of the Plan is amended and restated to read, in its entirety, as follows: “Company” means The Scotts Company LLC, an Ohio limited liability company, and any successor thereto.

     6. The definition of “Plan” contained in Section 1 of the Plan is amended and restated to read, in its entirety, as follows: “Plan” means The Scotts Company LLC Retirement Savings Plan (formerly known as The Scotts Company Retirement Savings Plan and as The Scotts Company Profit Sharing and Savings Plan) as set forth herein and as from time to time amended. The Plan is a profit sharing and stock bonus plan.

     7. Section 2.1 of the Plan is amended and restated so as to replace any reference to “corporate headquarters” with “company headquarters.”

     8. Sections 11.1 and 11.2 of the Plan are amended so as to replace any reference to “Board of Directors” with “Company.”

     9. Section 11.5 of the Plan is amended and restated to read, in its entirety, as follows:

Each member of the Administrative Committee and Employees carrying out the duties of the Administrative Committee shall be indemnified by the Employer against costs, expenses, and liabilities (other than amounts paid in settlement to which the Employer does not consent) reasonably incurred by the person in connection with any action to which the person may be a party by reason of his or her service as a member of the committee, except in relation to matters as to which he or she shall be adjudged in such action to be personally guilty of negligence or willful misconduct in the performance of his or her duties. The foregoing right to indemnification shall be in addition to such other rights as the person may enjoy as a matter of law or by reason of insurance coverage of any kind, but shall not extend to costs, expenses, and/or liabilities otherwise covered by insurance or that would be so covered by any insurance then in force if such insurance contained a waiver of subrogation. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the person may be entitled under the operating agreement of the Company. Service on the Administrative Committee shall be deemed in partial fulfillment of the person’s function as an Employee, officer, and/or director of the Employer, if the person serves in such capacity as well.

10. Section 11.6 of the Plan is amended and restated to read, in its entirety, as follows:

The Company, as Plan sponsor, shall have the following (and only the following) authority and responsibilities: (a) to appoint the Administrative Committee and to monitor its performance; (b) to communicate such information to the Administrative Committee and the Trustee as each needs for the proper performance of its duties; (c) to provide channels and mechanisms through which the Administrative Committee and/or the Trustee can communicate with Participants and Beneficiaries; and (d) to perform such duties as are imposed by law or by regulation and to serve as Administrative Committee in the absence of an appointed committee. Any action which may be taken and any decision which may be made by the Company under the Plan (including authorization of Plan amendments or termination) may be made by: (i) the Company’s Manager, SMGM LLC or any successor manager of the Company or (ii) any committee (including the Administrative Committee) to which the Company delegates discretionary authority with respect to the Plan.

11. Section 12.1 of the Plan is amended and restated to read, in its entirety, as follows:

The Company or any other committee to which the Company delegates discretionary authority with respect to the Plan may amend the provisions of this Plan at any time and from time to time; provided, however, that:

     (a) No amendment shall increase the duties or liabilities of the Trustee without the consent of such party.

     (b) No amendment shall deprive any Participant or Beneficiary of a deceased Participant of any of the benefits to which such person is entitled under the Plan with respect to contributions previously made or decrease the balance in any Participant’s Account, except as permitted by Section 412(c)(8) of the Code and Section 302(c)(8) of ERISA.

     (c) No amendment changing the vesting schedule shall decrease the vested percentage of any Participant.

     (d) No amendment shall eliminate an optional form of benefit in violation of Section 411(d)(6).

     (e) No amendment shall provide for the use of funds or assets held to provide benefits under the Plan other than for the benefit of Employees and Beneficiaries, except as may be specifically authorized by statute or regulation.

     (f) Any amendment necessary to maintain the qualification of the Plan under Section 401(a) of the Code may be made without the further approval of the Company or any committee if signed by an officer of the Company.

     12. Sections 12.2, 12.3 and 12.4 of the Plan are amended so as to replace any reference to “Board of Directors” with “Company.”

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on this 6th day of May, 2005, to be effective as of March 18, 2005.

THE SCOTTS COMPANY LLC

By: /s/ Paul DeSantis

Print Name: Paul F. DeSantis

Title: Vice President and Treasurer

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